UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 30, 2014 (September 30, 2014)

ECOLOCAP SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52256
(Commission File No.)

1250 S. Grove Avenue, Suite 308
Barrington, Illinois   60010
(Address of principal executive offices and Zip Code)

(866) 479-7041
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                          OTHER EVENTS

On September 18, 2014, we reported that our 1 for 2,000 reverse stock split would not be processed by FINRA.

We reported that we intended to appeal FINRA's decision.  We filed our Notice of Appeal with FINRA on September 23, 2014, but failed to pay the $4,000.00 filing fee.  As a result FINRA's decision to not process the reverse stock split became final and can no longer be appealed.

As a matter of law, the 1 for 2000 reverse stock split was made in compliance with Nevada law and became effective on June 18, 2014, the date we filed our Certificate of Change pursuant to NRS 78.209 with the Nevada Secretary of State.   We continue to assert that FINRA's decision not to process the same was arbitrary, capricious, an abuse of discretion, and contrary to the law.

While FINRA claims that the decision to not process the 1 for 2,000 reverse stock is necessary for the protection of investors, the public interest, and to maintain fair and orderly markets, in fact FINRA's refusal to process the action misleads the public in general about the price of our common stock and does not reflect the reverse split which took place on June 18, 2014.

We continue to advise the public and all broker-dealers that quotations appearing on the Bulletin Board and the OTC Pink Sheets do not reflect the reverse stock split as a result of FINRA's decision not to process the same.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 30th day of September 2014.

ECOLOCAP SOLUTIONS INC.

BY:	MICHAEL SIEGEL
Michael Siegel
Principal Executive Officer and a member of the Board of Directors